Exhibit 16.1

Securities and Exchange Commission
Washington D.C. 20549

Ladies and Gentlemen:

We were previously independent accountants for EPIQ Systems, Inc. and, under the date of February 25, 2000, we reported on the financial statements of EPIQ Systems, Inc. as of and for the years ended December 31, 1999 and 1998. On September 27, 2000 our appointment as independent accountants was terminated. We have read EPIQ Systems, Inc. statements included under Item 4 of its Form 8-K dated October 3, 2000, and we agree with such statements except that we are not in a position to agree or disagree with EPIQ Systems, Inc.'s statements that (a) the change was recommended by the audit committee and approved by the board of directors, and, (b) Deloitte & Touche LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on EPIQ Systems, Inc.'s financial statements.

                      BAIRD, KURTZ & DOBSON

October 3, 2000
Kansas City, Missouri